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Simple Math: Why Ashford Inc. should not be Spun-Off, according to UNITE HERE

New York City – As Ashford Hospitality Trust [NYSE: AHT] prepares to spin-off off Ashford Inc. on November 12, 2014, UNITE HERE does the math.

Forecasts of Ashford Inc.’s EBITDA provided recently by the company present 2015 Pro Forma Cash EBITDA of $3.4 million. The same document, exhibit 99.1 to Form 8-K filed with the Securities and Exchange Commission on October 10, 2014, identifies $3.5 million in “Incremental Ashford Inc. G&A related specifically to public company costs, audit, etc. – 2015 forecast”.

With a forecasted EBITDA no bigger than the cost to do business as a publicly-traded company, UNITE HERE urges shareholders to ask the following questions of Ashford management:

 How much will the spin-off cost in transaction costs, and which company will bear the expenses?
 Why would public stockholders invest in a company whose costs for remaining publicly traded approximate the forecasted EBITDA?
 If a company can double its EBITDA by exiting the public markets and eliminating those costs, why would the public markets reward them for being publicly traded?
 Will Ashford Inc. be vulnerable to declines, given these numbers and few avenues for accountability available to shareholders?
 Who will buy Ashford Inc. if current investors want to sell?
 Is Ashford management providing realistic forecasts?

“The math doesn’t add up to much, if the forecasts are realistic,” says JJ Fueser, UNITE HERE research coordinator.

Moreover, Ashford Inc. will list on the small-cap NYSE MKT index. None of the similar publicly traded companies selected by JMP Securities or Baird & Co. for their estimates of Ashford Inc.’s valuation trade on the NYSE MKT. Ashford Inc.’s third party valuation estimates ($48 to $64 million) fall below the smallest company by market capitalization listed on the Russell 3000 index ($169 million), and are just above the smallest company on the Russell Microcap index ($30 million).

UNITE HERE urges shareholders to vote TODAY to call for a Special Meeting of shareholders to:

 Vote on this major spinoff and restructuring;
 Ensure Ashford Inc. shareholders can hold their directors accountable;
 Require prior shareholder approval to remove key shareholder rights at Ashford Trust in the future. (Regardless of the spin-off date, shareholders can make these changes at AHT if a majority call for a Special Meeting before Nov 13, because the proposals to be considered would amend AHT’s bylaws directly.)

We remind shareholders to return their vote for a Special Meeting by November 10 for the most impact on the terms of the spin-off and on the governance structure of Ashford Inc., and to make lasting bylaw amendments at AHT.

View our revised definitive proxy: http://www.sec.gov/Archives/edgar/data/1232582/000103442614000023/0001034426-14-000023-index.htm

View our most recent investor presentation: http://www.sec.gov/Archives/edgar/data/1232582/000103442614000030/0001034426-14-000030-index.htm

Contact:

JJ Fueser, 416-893-8570 , jjfueser@unitehere.org Elliott Mallen, 312-656-5807, emallen@unitehere.org

For more information: http://www.unlock-ashford.org/, www.twitter.com/@HotelCorpGov